Exhibit 3.9

ARTICLES OF INCORPORATION

OF

[                    ], INC.

WE, THE UNDERSIGNED, [                         ], whose post-office address is [                                    ] being at least eighteen years of age, do, under and by virtue of the General Laws of the State of Maryland authorizing the formation of corporations, associate ourselves as incorporators with the intention of forming a corporation.

FIRST:  The name of the corporation is

[                              ], INC.

SECOND:  The purposes for which the corporation is formed are:

To engage in any or all lawful business for which corporations may be organized under the Maryland General Corporation Law.

THIRD: The post-office address of the principal office of the corporation in this State is [                               ].  Te name of the resident agent of the corporation in this State is The Corporation Trust Incorporated, a corporation of this State, and the post-office address of the resident agent is [                                     ].

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) shares without par value, all of one class.

FIFTH: The number of directors of the corporation shall be six (6), which may be changed in accordance with the by-laws of the corporation.  The names of the directors who shall act until the first annual meeting or until their successors are duly chosen and qualify are:

Names	Addresses

SIXTH: The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the corporation and of the directors and stockholders:

The board of directors of the corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized.

No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class or of securities convertible into shares of stock of any class, whether now or hereafter authorized or whether issued for money, for a consideration other than money or by way of dividend.

The corporation reserves the right from time to time to make any amendment of its charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in its charter, of any outstanding stock.

SEVENTH: The duration of the corporation shall be perpetual.

IN WITNESS WHEREOF, the undersigned incorporators of [                                        ], INC., who executed the foregoing Articles of Incorporation hereby acknowledge the same to be their act and further acknowledge that, to the best of their knowledge the matters and facts set forth therein are true in all material respects under the penalties of perjury.

Dated the [                                       ].